SPECIALTY PAPERBOARD, INC.

                       STATEMENT REGARDING COMPUTATION
                          OF NET EARNINGS PER SHARE
                                 (Unaudited)


Exhibit 11 - Statement regarding computation of per share earnings attached to and made part of Part II of Form 10-Q for the three month period ended March 31, 1996 and 1995.


	                                         				March 31	    	March 31
					                                             1996	        	1995
					                              		         --------      --------
Weighted average number of
shares issued and outstanding.	         	    4,033,432 	    4,033,432

